Exhibit 99.3

CONSENT OF DEUTSCHE BANK SECURITIES INC.

December 23, 2014

Board of Directors

Atlas Energy GP, LLC

712 Fifth Avenue, 10th Floor

New York, New York 10019

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Targa Resources Corp.

Members of the Board,

We hereby consent to (i) the inclusion of our opinion letter, dated October 13, 2014, to the Board of Directors of Atlas Energy GP, LLC as Annex E to the Joint Proxy Statement/Prospectus forming part of Amendment No. 1 to the Registration Statement on Form S-4 of Targa Resources Corp., filed on December 23, 2014 (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary—Opinions of ATLS’s Financial Advisors—Opinion of Deutsche Bank Securities Inc.,” “The Transactions—Background of the Atlas Mergers,” “The Transactions—Recommendation to the ATLS Unitholders and the ATLS GP Board’s Reasons for the ATLS Merger” and “The Transactions—Opinions of ATLS’s Financial Advisors—Opinion of Deutsche Bank Securities Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.